Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Chartered Semiconductor Manufacturing Ltd:
We consent to the incorporation by reference in the registration statements (No. 333-56878 and No. 333-155774) on Form F-3 and the registration statements (No. 333-63814, No. 333-63816, No. 333-89849, No.333-116844 and No. 333-145081) on Form S-8 of Chartered Semiconductor Manufacturing Ltd (the Company) of our reports dated February 27, 2009, with respect to the consolidated balance sheets of Chartered Semiconductor Manufacturing Ltd and subsidiaries as of December 31, 2007 and 2008, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 Annual Report on Form 20-F of Chartered Semiconductor Manufacturing Ltd, and to the reference to our firm under the heading “Selected Financial Data” in the December 31, 2008 Annual Report on Form 20-F.
/s/ KPMG LLP
Singapore
February 27, 2009